LITTLE MEADOW CORP.
                                767 Fifth Avenue
                               New York, NY 10153

September 7, 1999

Delicious Brands, Inc.
2070 Maple Street
Des Plaines, IL  60018
Attention:  Michael J. Kirby

                  Re:  Terms of Transaction

Gentlemen:

         The purpose of this letter is to outline the basic terms pursuant to which Little Meadow Corp. ("Little Meadow") would amend certain of the terms of the Securities Purchase Agreement (the "Agreement") dated April 12, 1999 by and between Delicious Brands, Inc. (the "Company") and Little Meadow and the related documents entered into in connection with the Agreement. The terms, which shall be effective as of the date hereof, are as follows:

1. Little Meadow agrees to cause George W. Hebard to resign from the board of directors of the Company.

2. The number of directors that shall comprise the Board of Directors shall be increased from seven (7) to nine (9), and the two (2) vacancies created thereby and the vacancy created by the resignation of George W. Hebard pursuant to paragraph 1 above, shall be filled by a vote of the holders of voting stock of the Company, voting together as a single class at the Company's next annual meeting of stockholders which shall be held by no later than November 30, 1999. If the annual meeting of stockholders is not held by such date, the Company will have a special meeting of stockholders on such date, to elect the three (3) directors who will fill the vacancies created pursuant to the terms of paragraphs 1 and 2, and the Board of Directors shall recommend for election two (2) director- nominees approved by the nominating committee of the Board of Directors (see Paragraph 4 below) and who shall have been approved by the director (who shall be a member of the nominating committee) elected by the holders of the Series B
         Convertible Preferred Stock, $.01 par value per share ("Series B Preferred Stock").

 3. The Certificate of Designations, Powers, Preferences and Rights ("Certificate of Designation") of the Series B Convertible Preferred Stock will be amended so that the holders of a majority of the shares of the Series B Preferred Stock will have the exclusive right, voting separately as a class, (i) to elect one (1) rather than two (2) directors (the "Series B Director"), and (ii) if the Series B Director resigns or otherwise must be replaced, to elect the replacement for the Series B Director. Notwithstanding the foregoing, the holders of Series B Preferred Stock would only retain their right to elect one director, voting separately as a class, so long as Little Meadow and its affiliates maintained beneficial ownership (pursuant to rule 13D-3 of the Securities Exchange Act)


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Delicious Brands, Inc.
Attention:  Michael J. Kirby
Page 2


         of at least 11% of the Company's common stock, which percentage is the same percentage of board representation that the Series B Preferred Stock has the right to elect.

4. The Certificate of Designation and By-laws, as appropriate, shall be and hereby are amended mutatis mutandis so as to (i) create a nominating committee of the board of directors, consisting of three directors, who shall select the eight persons (i.e. the eight of nine positions on the board of directors other than that held by the Series B Director whose selection shall be made in accordance with the following clause (ii)) as nominees to stand for election as directors of the Company, at least one member of which nominating committee must be the Series B Director; (ii) provide that the nominee to be selected to stand for election as the Series B Director shall be nominated by the current Series B Director; and (iii) provide that under all circumstances, at least two (the "Approved Directors") of the eight persons nominated by the nominating committee to stand for election to the board of directors, shall be approved by the Series B Director or if there is no Series B Director by one of the other directors approved by the Series B Director or by an Approved Director. Moreover, if either or both of the two persons approved by the Series B Director or an Approved Director, as the case may be, as provided in clause (iii) above resigns or must otherwise be replaced on the board of directors, the person or persons selected to replace such person or persons must be approved by the Series B Director or by an Approved Director. Approval to fill all vacancies created on the Board of Directors shall be made by the nominating committee in a manner consistent with the manner nominees are selected above.

5. Little Meadow agrees that at any time prior to November 30, 1999, the Company may, at its election, upon not less than five business days prior written notice to Little Meadow, require Little Meadow to exercise all or such portion as is identified in such notice, of its warrant ("Warrant") to purchase 700,000 shares of the Company's common stock dated April 12, 1999 (the "Mandatory Exercise" and the number of shares of the Company's common stock received by Little Meadow upon the Mandatory Exercise being referred to herein as the "Exercise Shares"). The Certificate of Designation shall be and hereby is amended mutatis mutandis to provide that in the event that the Company requires Little Meadow to exercise its Warrant, then, for a period of ten years from the date of such Mandatory Exercise, the holder(s) of the Series B Preferred Stock, in addition to the equitable adjustment and other anti-dilution protection currently contained in the Certificate of Designation, shall receive equitable adjustment and other anti-dilution protection with respect to the Exercise Shares in accordance with the terms of the Certificate of Designation as if, as of the date hereof and hereafter, the Exercise Shares are and continue to be additional shares of the Company's common stock into which the Series B Preferred Stock is convertible. The Company agrees to accept services Little Meadow has already performed on behalf of the Company in lieu of consideration required to exercise the Warrant.



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Delicious Brands, Inc.
Attention:  Michael J. Kirby
Page 3

6. All provisions of the documents entered into in connection with this Agreement will be amended, in form which is reasonably acceptable to Little Meadow, to reflect the above changes including, without limitation, amending Section 4(d) of the Certificate of Designation to provide that the Company may not, without the vote or consent of the Series B Director or if there is no Series B Director, an Approved Director, file a voluntary petition or consent to filing of a petition under any federal or state bankruptcy laws. All such documentation, including, without limitation, any amendment to the Certificate of Designation or By-laws, shall be in form and substance reasonably satisfactory to Little Meadow.

7. The Company agrees to pay up to $20,000 in fees and disbursements of counsel, upon presentation by counsel of hourly billing records documenting such expenses, to Little Meadow or its affiliates incurred in connection with the negotiation, drafting and completion of this Agreement and all related matters.

         Please acknowledge your agreement with the terms set forth above by executing the space provided for your signature below.

                                            Very truly yours,

                                            LITTLE MEADOW CORP.


                                             By:      /s/ Edward Mattner
                                                     ---------------------------


ACKNOWLEDGED AND AGREED TO:

DELICIOUS BRANDS, INC.

By:      Michael J. Kirby
         ---------------------------